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                                                                      EXHIBIT 99

                          PENN VIRGINIA CORPORATION
                   One Radnor Corporate Center, Suite 200,
                    100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

CONTACT:          Steven W. Tholen, Vice President and Chief Financial Officer
                  (610) 687-8900 Fax: (610) 687-3688

                          PENN VIRGINIA CORPORATION
                          ANNOUNCES SALE OF STOCK BY
                              MAJOR SHAREHOLDER

     RADNOR, PA, JANUARY 31, 1997 -- Penn Virignia Corporation (NASDAQ: PVIR) announced today that VEBA, AG has sold all its holdings of Penn Virginia common stock. Before the sale VEBA owned, through a subsidiary, 868,258 shares of Penn Virginia common stock representing approximately 20 percent of the outstanding stock.

     The shares were broadly distributed to various financial institutions and mutual funds. Members of Penn Virginia's Board of Directors and senior management purchased shares and the Company bought 210,308 shares. All the shares were purchased at $41.50 per share.

     Penn Virginia President and Chief Executive Officer A. James Dearlove said. "We are extemely pleased with the breadth of the distribution of the Penn Virginia shares held by VEBA. The purchase of stock by the Company and our directors and senior management reflects our confidence in the future growth opportunities available to the Company."

     PVIR is an energy company engaged primarily in leasing of mineral rights, collection of royalties, and development and production of oil and natural gas. PVIR is headquatered in Radnor, PA.

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